Exhibit 3.2

Please note that these documents are English translations of the original Japanese versions prepared only for your convenience. In the case of any discrepancy between the translation and the Japanese original, the latter shall prevail.

Articles of Incorporation

Yoshitsu Co., Ltd.

Chapter 1　General Provisions

(Name of the Company)

Article 1

The name of the company is Yoshitsu Boeki Kabushikikaisha, and shall be indicated in English as Yoshitsu Co., Ltd.

(Purpose)

Article 2

The purpose of this company is to perform the following businesses.

1	Consulting services related to overseas business, business expansion, acquisition and general trade transactions, investment, import / export, travel, etc.

2	Trading of currencies and financial products related to foreign exchange transactions, etc. under the Foreign Exchange Regulation and Foreign Trade Law, as well as entrustment of agency in trading transactions.

3	Import/export and sale of alcoholic beverages and cigarettes.

4	Import/export, manufacture and sale of daily necessities, groceries, clothing, household electrical appliances and their parts.

5	Drugstore management and medicine retail and wholesale business.

6	Sale and wholesale of cosmetics and cosmetic adjustment products.

7	Sale of sanitary accessories, thermometers, length gauges, scales, pressure gauges, volume meters, medical equipment, health equipment, beauty equipment, nursing equipment

8	Sale of dietary supplements supplemented with nutrients such as vitamins

9	Sale of ingredient-adjusted foods such as low-sodium, low-calorie and linoleic acid food

10	Management of a drugstore franchise chain

11	Logistics and warehousing

12	Real estate leasing, management, holding and management.

13	General travel business, domestic travel business and travel agency business

14	Operation and maintenance of online sales system

15	Antique commerce

16	Mail-order business and order reception agency business though networks such as the Internet

17	Agency of subscription procedures for telecommunications services and broadcasting services

18	Telecommunications business stipulated in the Telecommunications Business Law

19	Design, development, manufacturing, sales, leasing and maintenance of communication equipment and its peripherals

20	Development, manufacture, sale, rental, and maintenance of software for communication machinery and equipment

21	Restaurant management and consulting business

22	All business incidental or relating to any of the preceding paragraph.

(Location of Head Office)

Article 3

The Company has its headquarters in Sumida-Ku, Tokyo .

(Organizational Elements)

Article 4

In addition to the General Meeting of Shareholders and Directors, the company has the following organizations:

1	Board of Directors

2	Auditor

3	Board of Auditors

4	Accounting Auditors

(Method of Giving Public Notice)

Article 5

The public notice of our company shall be electronic announcement. However, in the event public notice cannot be made by electronic announcement due to accidents or other unavoidable causes, public notice shall be made in the Nihon Keizai Shinbun.

Chapter 2　stock

(Total number of Issuable Shares)

Article 6

The total number of issuable shares of the Company shall be 100,000,000 shares.

(Acquisition of Own Shares)

Article 7

1.	The Company may acquire its own shares by resolution of the Board of Directors pursuant to the provisions of Article 165, Paragraph 2 of the Companies Act.

(Administrator of Shareholder Registry)

Article 8

1.	The Company shall have a shareholder registry administrator.

2.	The shareholder registry administrator and its place of business shall be designated by a resolution of the Board of Directors.

3.	The preparation and storage of the shareholders register of share acquisition rights of the Company and other administrative affairs relating to such registers shall be commissioned to the shareholder register administrator, and the Company shall not handle such affairs.

(Share Handing Rules)

Article 9

Procedures for exercising rights of shareholders and other handling of shares shall be governed by laws and regulations, the Articles of Incorporation, and the share handling rules established by the Board of Directors.

Chapter 3 　Shareholders Meeting

(Convocation)

Article 10

An annual Shareholders Meeting shall be convened within three months from the day following the end of the fiscal year. Extraordinary Shareholders Meeting shall be convened whenever necessary.

(Record Date for Annual Shareholders Meeting)

Article 11

The record date for the voting rights of the annual Shareholders Meeting of the Company shall be the last day of March of each year.

(Convener and Chairperson)

Article 12

1	The Shareholders Meeting shall be convened and chaired by the President.

2	In case, however, the President is prevented by unavoidable circumstances from so acting, a surrogate shall act as chairman, according to the order as decided by the Board of Directors.

(Internet Disclosure of Reference Material for Shareholders Meeting and Deemed Provision)

Article 13

Upon convocation of a Shareholders Meeting, the Company may be deemed to have provided the information relating to the matters to be described or indicated in the reference materials for the Shareholders Meetings, business report, non-consolidated financial statements, consolidated financial statements, to the shareholders by disclosure through the Internet in accordance with the applicable Ministry of Justice Order.

(Method of Resolution)

Article 14

1	Unless otherwise prescribed by laws and regulations or these Articles of Incorporation, a resolution of a Shareholders Meeting shall be adopted by a majority of the voting rights of Shareholders who are entitled to exercise voting rights (each a “Voting Shareholder”) and are present at such meeting.

2	A special resolution as mentioned in paragraph 2 of Article 309 of the Companies Act shall be adopted when Shareholders holding at least one-third of the voting rights of the Voting Shareholders are present at such meeting and by at least two-thirds of the voting rights of such Shareholders present.

(Exercise of Voting Right by Proxy)

Article 15

1	A shareholder may designate another Shareholder with voting rights to exercise the designating Shareholder’s voting right.

2	Each such Shareholder or proxy shall submit a document evidencing their proxy power to the Company at each Shareholders Meeting.

Chapter 4 　Directors and the Board of Directors

(Number of Directors)

Article 16

The Company shall have 10 or fewer Directors.

(Method of Election of Directors)

Article 17

1.	A resolution for the election of Directors shall be adopted when Shareholders holding at least one-third of the voting rights of the Voting Shareholders are present at a Shareholders Meeting and by a majority of such voting rights of such Shareholders present.

2.	The appointment of directors of the Company shall not be based on cumulative voting.

(Term of Office of Directors)

Article 18

1.	The term of office of a Director shall be until the conclusion of the Shareholders Meeting for the last business year ending within two years after their election.

2.	The term of director who has been selected to fill a position newly created as part of an increase in the number of such Directors or to fill a vacancy shall be until the close of the term of the incumbent director.

(Representative Director and Directors with Roles)

Article 19

1.	The Representative Director shall be selected by a resolution of the Board of Directors.

2.	By resolution, the Board of Directors may select one president and a few Managing Directors as necessary.

(Chairperson of the Board of Directors and Person with Convocation Right)

Article 20

1.	The Chairperson of the Board of Directors shall convene the meeting of the Board of Directors, unless otherwise provided by laws and regulations.

2.	In case of the Chairperson of the Board of Directors to so act or in case that the position of the Chairperson of the Board of Directors is vacant, any one of other Directors shall convene the meeting of the Board of Directors and act as chairperson in accordance with an order previously determined by a resolution of the Board of Directors.

(Notice of Convocation of the Board of Directors)

Article 21

1.	The convocation notice of a meeting of the Board of Directors shall be dispatched to each Director at least three days prior to the scheduled dated of such meeting.

2.	With the consent of all directors, a meeting of the Board of Directors may be convened without required convening procedures.

(Omission of Resolution of the Board of Directors)

Article 22

A resolution of the Board of Directors shall be deemed to have been adopted upon the fulfillment of the requirements of Article 370 of the Companies Act.

(Rules of the Board of Directors)

Article 23

Unless otherwise prescribed by laws and regulations or these Articles of Incorporation, matters relating to the Board of Directors shall be prescribed by the rules of the Board of Directors established by the Board of Directors.

(Remuneration, etc. for Directors)

Article 24

Remuneration, bonuses, and other property benefits received from the Company as compensation for the execution of duties (hereinafter referred to as "remuneration, etc.") of directors shall be determined by a resolution of a Shareholders Meeting.

(Exemption from Liability of Directors)

Article 25

1.	Pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, the Company may, by a resolution of the Board of Directors, exempt a director (including a person who was formerly a Director) from his/her liability for damages arising from failure to carry out his/ her duties to the extent legally permissible.

2.	The Company and each Director (excluding executive Director) may execute an agreement limiting the liability for damages for negligence of his/her duties pursuant to the provisions of paragraph 1 of Article 427 of the Companies Act. However, the maximum amount of liability under such agreement shall be the higher of the previously stipulated amount of not less than 1 million yen or the amount fixed by laws and regulations.

Chapter 5　Auditors and Board of Auditors

(Number of members)

Article 26

The Company shall have 10 or fewer Auditors.

(Method of Election of Auditors)

Article 27

Auditors are appointed by a resolution of the Shareholders Meeting. The election of auditors of the Company shall be made if one third of the shareholders who can exercise voting rights attend the General Meeting of shareholders, and a majority of these shareholders approve.

(Term of Office of Auditors)

Article 28

1.	The term of office of Auditors shall be until the conclusion of the annual Shareholders Meeting for the last business year ending within four years after their election.

2.	The term of an Auditor who has been selected to fill a vacancy shall be until the close of the term of the incumbent Auditor.

(Full-time Auditors)

Article 29

The Board of Corporate Auditors selects full-time Auditors by its resolution.

(Remuneration, etc.)

Article 30

Remuneration for Auditors shall be determined by a resolution at a Shareholders Meeting.

(Exemption from Liability of Auditors)

Article 31

1.	Pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, the Company may, by a resolution of the Board of Directors, exempt an Auditor (including a person who was formerly an Auditor) from his/her liability for damages arising from failure to carry out his/ her duties to the extent legally permissible.

2.	The Company and each Auditor may execute an agreement limiting the liability for damages for negligence of his/her duties pursuant to the provisions of paragraph 1 of Article 427 of the Companies Act. However, the maximum amount of liability under such agreement shall be the higher of the previously stipulated amount of not less than 1 million yen or the amount fixed by laws and regulations.

(Notice of Convocation of the Board of Directors)

Article 32

1	The convocation notice of a meeting of the Board of Auditors shall be dispatched to each Auditor at least three days prior to the scheduled dated of such meeting.

2	With the consent of all Auditors, a meeting of the Board of Auditors may be convened without required convening procedures.

(Rules of the Board of Directors)

Article 33

1	Unless otherwise prescribed by laws and regulations or these Articles of Incorporation, matters relating to the Board of Auditors shall be prescribed by the rules of the Board of Auditors established by the Board of Auditors.

Chapter 6　Accounting Auditors

(Method of Election of Accounting Auditors)

Article 34

The accounting auditor is appointed by a resolution of the Shareholders Meeting.

(Term of Office of Accounting Auditors)

Article 35

The term of office of the Accounting Auditor shall be until the conclusion of the annual Shareholders Meeting the last business year ending within one year after the election.

(Remuneration, etc.)

Article 36

The remuneration of the Accounting Auditor is determined by the Representative Director with the consent of the Board of Auditors.

(Exemption from Liability of Accounting Auditors)

Article 37

3.	Pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, the Company may, by a resolution of the Board of Directors, exempt an Accounting Auditor (including a person who was formerly an Accounting Auditor) from his/her liability for damages arising from failure to carry out his/ her duties to the extent legally permissible.

4.	The Company and each Accounting Auditor may execute an agreement limiting the liability for damages for negligence of his/her duties pursuant to the provisions of paragraph 1 of Article 427 of the Companies Act. However, the maximum amount of liability under such agreement shall be the higher of the previously stipulated amount of not less than 1 million yen or the amount fixed by laws and regulations.

Chapter 7　Calculation

(Business year)

Article 38

The business year of the company shall begin on April 1 of each year and end on March 31 of the following year.

(Dividend of Surplus)

Article 39

Dividends of the Company's surplus shall be paid at the end of each business year.

(Interim Dividend)

Article 40

Through the resolution of the Board of Directors, the Company shall pay an interim dividend with September 30 as the record date every year.

(Dividend exclusion period)

Article 41

If the dividend property is money and it is not received within 3 years from the start date of payment, the Company will be exempt from the payment obligation.